Exhibit 99.1

PRESS RELEASE

Ness Technologies Announces Record Fourth
Quarter and Full Year 2005 Financial Results

Full Year Net Income Rises 51% on a 27% Increase in Revenues

Quarterly Net Income Increased to $6.8 Million or $0.18 per Diluted Share

Hackensack, NJ – February 16, 2006 – Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the fourth quarter and full year ended December 31, 2005.

Fourth Quarter and Full Year 2005 Highlights:

•                  Quarterly revenues reached a record $105.1 million, up 28% year-over-year.  Full year revenues increased to $385.4 million, up 27% from 2004.

•                  Quarterly operating income increased to a record $8.0 million, while full year operating income excluding non-cash stock compensation expenses reached $28.4 million, up 35% from 2004.

•                  Quarterly net income reached a record $6.8 million, and full year net income increased to $21.7 million, up 51% from 2004.

•                  Backlog increased to $450 million, up 12% year-over-year.

•                  Global workforce increased by 220 sequentially to 5,945, an increase of 18%  year-over-year.

Commenting on today’s results, Raviv Zoller, President and Chief Executive Officer of Ness Technologies said, “We are pleased to report record top and bottom line results for 2005, as we complete our first full year of operation as a public company. For the first time, our quarterly revenue exceeded $100 million, and we achieved our stated goal of increasing our non-Israeli revenue to over 50% of total revenue through our increased presence in North America, Europe and Asia-Pacific. The strength of these results reflects our success in implementing the key elements of our targeted vertical and geographic strategy and our ability to build long-term recurring revenue streams by delivering significant value to our customers and business partners.”

Ness’ fourth quarter 2005 revenues totaled $105.1 million, an increase of $22.7 million or 28%, compared to $82.3 million in the fourth quarter of 2004.   Revenues for the full year ended December 31, 2005 totaled $385.4 million, an increase of $80.9 million or 27%, compared to $304.5 million for the full year ended December 31, 2004.

Fourth quarter 2005 operating income increased to $8.0 million, an increase of $1.9 million or 31%, compared to $6.1 million in the fourth quarter of 2004.  Operating income excluding non-cash stock compensation expenses of $2.0 million for the full year ended December 31, 2005 totaled $28.4 million, an increase of $7.4 million or 35%, compared to $21.1 million for the full year ended December 31, 2004.

Fourth quarter 2005 net income increased to $6.8 million, an increase of $1.4 million or 26%, compared to $5.4 million in the fourth quarter of 2004. Diluted net earnings per share for the fourth quarter of 2005 were $0.18 compared to $0.16 in the fourth quarter of 2004.  Net income in the quarter included extraordinary income of $0.5 million, which is not reflected in earnings per share.  Full year 2005 net income increased to $21.7 million, an increase of $7.3 million or 51%, compared to $14.4 million in the full year 2004. Excluding non-cash stock compensation expenses and extraordinary income, full year 2005 net income increased to $22.9 million, an increase of $8.5 million or 59%, compared to $14.4 million in the full year 2004. Diluted net earnings per share for the full year of 2005 excluding non-cash stock compensation expenses were $0.63 compared to $0.53 in the full year of 2004.  The year-over-year diluted net earnings per share comparison was impacted by the change in share count since the fourth quarter of 2004, when Ness completed its initial public offering.

Backlog as of December 31, 2005 increased to $450 million, up 12% compared to $401 million as of December 31, 2004.

“The strength of our fourth quarter results was supported by steadily rising billable headcount with limited increases in non-billable headcount, and a continuing focus on internal operating efficiencies,” stated Ytzhak Edelman, Chief Financial Officer and deputy to the CEO, Ness Technologies. “The initiatives we announced two quarters ago to reduce our financial expenses are continuing to drive measurable improvements.  We are focused on further increasing our operating and net margin, managing our debt-to-equity ratio and integrating new acquisitions efficiently.  Looking ahead to 2006, we feel positive about our outlook based on the strength in demand for IT services within our target vertical and geographic markets as well as the visibility provided by our strong backlog.”

Guidance

For the first quarter 2006 Ness expects to generate revenues in the range of $105 million to $109 million and diluted net earnings per share in the range of $0.17 to $0.19.

For the full year 2006, Ness expects to generate revenues in the range of $470 million to $485 million, representing year-over-year growth of 22% to 26%, and diluted net earnings per share in the range of $0.80 to $0.85, excluding an expected $0.01 impact associated with expensing of stock-based compensation under the Financial Accounting Standards Board’s Statement 123(R), which we adopted effective January 1, 2006.

These estimates include the contribution of Ness’ recently announced acquisition of Innova Solutions (OLAS Software Solutions, Inc.), which is expected to close prior to March 31, 2006 and the effect of an anticipated increase in the number of total number of outstanding diluted shares to an average of 37 million in 2006.

Conference Call Details

Ness Technologies President and Chief Executive Officer Raviv Zoller and Chief Financial Officer and deputy to the CEO Ytzhak Edelman will conduct a conference call to discuss the fourth quarter and full year 2005 results, which will be simultaneously webcast, at 9:00 AM Eastern Time / 6:00 AM Pacific Time on Thursday, February 16, 2006.

To access the Ness Technologies fourth quarter and full year 2005 earnings conference call, participants in North America should dial 1-800-399-0427 and international participants should dial 1-706-634-5453. A live webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Specializing in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training, Ness serves a blue-chip client base of over 500 public- and private-sector customers. With over 5,900 employees, Ness maintains operations in 16 countries across North America, Europe and Asia, and more than 100 alliances and partnerships around the world.  For more information about Ness Technologies, visit www.ness.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

Media contact:

David Kanaan

USA: 1-888-244-4919

Intl: +972-3-540-8188

Email: media.int@ness.com

Investor contact:

Drew Wright

USA: 1-888-267-8160

Email: investor@ness.com

NESS TECHNOLOGIES, INC.

AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2005	2004	2005
Statement of Operations Data:
Revenues	$82,348	$105,094	$304,525	$385,436
Cost of revenues	57,432	75,056	212,034	275,465
Provision for losses (reverse of losses) on uncompleted contracts, net	150	(76)	(309)	(232)
Gross profit	24,766	30,114	92,800	110,203

Selling and marketing	6,754	7,919	25,706	29,033
General and administrative	11,900	14,192	46,042	54,730
Total operating expenses	18,654	22,111	71,748	83,763
Operating income	6,112	8,003	21,052	26,440
Financial income (expenses), net	866	(224)	(3,461)	(1,521)
Other expenses, net	(170)	(232)	(91)	(243)
Income before taxes on income	6,808	7,547	17,500	24,676
Taxes on income	1,362	1,241	2,320	3,518
Equity in net earnings (losses) of affiliates	4	(37)	(647)	(65)
Minority interests in losses (earnings) of a subsidiary	(91)	—	(156)	101
Income from continuing operations	5,359	6,269	14,377	21,194
Extraordinary income, net of taxes	—	495	—	495
Net income	5,359	6,764	14,377	21,689
Allocation of undistributed earnings on Class B Convertible Preferred stock	—	—	(1,356)	—
Net income after allocation of undistributed earnings	$5,359	$6,764	$13,021	$21,689

Basic net earnings per share	$0.17	$0.19	$0.58	$0.63
Diluted net earnings per share	$0.16	$0.19	$0.53	$0.61

Basic net earnings per share excluding extraordinary income	$0.17	$0.18	$0.58	$0.62
Diluted net earnings per share excluding extraordinary income	$0.16	$0.18	$0.53	$0.59

Weighted average number of shares (in thousands) used in computing basic net earnings per share	32,323	34,708	22,292	34,413
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	34,497	35,618	24,748	35,661

NESS TECHNOLOGIES, INC.

AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,	December 31,
	2004	2005

CURRENT ASSETS:
Cash and cash equivalents	$104,229	$33,579
Short-term bank deposits	—	39,561
Marketable securities	383	2,651
Trade receivables (net of allowance for doubtful accounts)	75,183	99,097
Unbilled receivables	20,327	28,545
Other accounts receivable and prepaid expenses	9,127	13,664
Inventories and work in progress	1,168	2,506
Total current assets	210,417	219,603

LONG-TERM ASSETS:
Long-term prepaid expenses	3,655	4,816
Marketable securities	69	32
Deferred income taxes	4,823	5,271
Severance pay fund	33,558	35,845
Total long-term assets	42,105	45,964

Property and equipment, net	18,879	21,308
Other intangible assets, net	4,265	7,938
Goodwill	149,090	154,259
Total assets	$424,756	$449,072

CURRENT LIABILITIES:
Short-term bank loans and credit	$1,275	$21,011
Current maturities of long-term debt	13,364	6,365
Trade payables	31,280	35,259
Advances from customers	7,679	7,670
Other accounts payable and accrued expenses	64,271	77,495
Total current liabilities	117,869	147,800

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	36,918	6,791
Excess of losses over investment in affiliates	306	257
Accrued severance pay	36,888	39,722
Minority interests	295	—
Total long-term liabilities	74,407	46,770

Total stockholders’ equity	232,480	254,502
Total liabilities and stockholders’ equity	$424,756	$449,072